Exhibit 99.1

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: November 24, 2008

For Release:	Immediately
Refer to:	(317) 276-5795 – Mark E. Taylor
(317) 276-5046 – Angela Sekston
Lilly Completes Acquisition of ImClone Systems
Indianapolis, IN – Eli Lilly and Company (NYSE: LLY) today announced that it has completed its acquisition of ImClone Systems Incorporated. ImClone Systems is now a wholly-owned subsidiary of Lilly.
“We are excited about the successful completion of the ImClone transaction, which will broaden Lilly’s portfolio of marketed cancer therapies and boost Lilly’s oncology pipeline with up to three promising targeted therapies in Phase III in 2009,” said John Lechleiter, Ph.D., Lilly president and chief executive officer. “The acquisition also adds late-stage assets, early- and mid-stage prospects, and the opportunity to generate additional value from ERBITUX®, a blockbuster targeted cancer therapy. We look forward to combining our talented teams and working together to improve outcomes for individual patients and building value for Lilly shareholders.”
ImClone’s chief executive officer, John Johnson, will retain his current position at ImClone after the acquisition and will report directly to Lechleiter. “I look forward to continuing to lead ImClone’s dedicated employees in their efforts to discover and develop promising oncology therapies,” commented Johnson. “We are excited with the potential to further accelerate our proprietary pipeline of novel antibodies by leveraging Lilly’s global capabilities to bring these compounds to cancer patients around the world.”
As previously announced, Lilly and ImClone entered into a merger agreement on October 6, 2008 pursuant to which Alaska Acquisition Corporation, a wholly-owned subsidiary of Lilly, commenced a tender offer to purchase all of ImClone’s outstanding shares for $70.00 per share in cash. On November 21, 2008, Lilly successfully completed a cash tender offer for all outstanding shares of ImClone.

As a result of the cash tender offer, Lilly, through Alaska Acquisition, acquired 85,401,945 shares (including 5,175,275 shares that were tendered pursuant to guaranteed delivery procedures), representing 95.5 percent, of ImClone’s issued and outstanding shares. The merger was completed on November 24, 2008, when Alaska Acquisition was merged with and into ImClone.
As a result of the merger, all outstanding shares of ImClone common stock not purchased by Lilly in the tender offer were converted into the right to receive $70.00 per share in cash. Wells Fargo Bank, N.A., the paying agent for the merger, will mail instructions on how to surrender share certificates for the merger consideration to shareholders who did not tender their shares. As a result of the merger, ImClone shares will be delisted from the NASDAQ.
Lilly will take a one-time charge to earnings in the fourth quarter of 2008 for acquired in-process research and development associated with the merger. The amount of that charge has not yet been determined, but will be disclosed when available.
About Eli Lilly and Company
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. The company cannot guarantee that it will realize anticipated operational efficiencies following the merger with ImClone .The current credit market may increase the cost of financing the ImClone transaction. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed November 2008. The company undertakes no duty to update forward-looking statements.
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